EXHIBIT 99.1

American River Bankshares Reports Second Quarter 2012 Results

Sacramento, CA, July 19, 2012 – American River Bankshares (NASDAQ-GS: AMRB) today reported that net income increased 282% to $845,000, or $0.09 per diluted share for the second quarter of 2012 compared to $221,000 or $0.02 per diluted share for the second quarter of 2011. For the six months ended June 30, 2012, net income was up 265% to $1.6 million or $0.16 per diluted share, compared to $427,000 or $0.04 per diluted share for the six months ended June 30, 2011. A reduction in the provision for loan and lease losses, due to improving asset quality, contributed to the profitability for the quarter.

“While we’re pleased with our increase in earnings and core deposits, reversing the trend in decreasing loans outstanding is our top priority,” said David Taber, President and CEO of American River Bankshares.  “We’ve made a number of organizational changes to make sure we have the right people in position, including making strategic new hires, to build a quality loan pipeline.”

Financial Highlights

•	Nonperforming assets (“NPAs”) declined to $21.0 million, or 3.57% of total assets at June 30, 2012, compared to $21.7 million, or 3.73% of total assets at December 31, 2011, and $25.5 million or 4.47% of total assets a year ago.

•	The allowance for loan and lease losses was $6.2 million (2.18% of total loans and leases) at June 30, 2012, compared to $6.3 million (2.16% of total loans and leases) in the preceding quarter and $7.9 million (2.43% of total loans and leases) one year ago. The allowance for loan and lease losses to nonperforming loans and leases increased to 58.1% at June 30, 2012, from 52.5% in the preceding quarter and 35.5% one year ago.

•	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory capital guidelines. At June 30, 2012, American River Bank’s Leverage capital ratio was 12.7% compared to 12.3% at December 31, 2011 and 12.2% one year ago; the Tier 1 Risk Based Capital ratio was 21.7% compared to 20.2% at December 31, 2011 and 19.2% one year ago; and the Total Risk Based Capital ratio was 22.9% compared to 21.5% at December 31, 2011 and 20.4% one year ago.

•	The second quarter 2012 net interest margin was 3.93%, down from 4.01% for the first quarter of 2012 and 4.58% for the second quarter of 2011.

•	Shareholders’ equity was $92.3 million at June 30, 2012, down from $94.1 at December 31, 2011 but up from $91.2 million at June 30, 2011. Tangible book value grew 4% from $7.85 per share at December 31, 2011 and 7% from $7.55 per share at June 30, 2011 to $8.14 per share at June 30, 2012. Book value per share increased 4% from $9.51 per share and 7% from $9.24 per share to $9.90 per share at June 30, 2012.

Northern California Economic Update

Management at American River Bank prepares a quarterly industry and economic report for internal use that analyzes the past five rolling quarters within the three markets in which the Company does business – Sacramento, Sonoma and Amador Counties. In general, the data included in the report shows that economic indicators within these markets trended upwards through the end of 2011, moving the economy off of its low of the past few years. This trend dipped slightly in the first quarter of 2012, as noted in commercial real estate and employment, and showed mixed results in the second quarter. Activity in the residential market also showed an upward trend in the second quarter of 2012. Continued positive trends and ongoing tangible signs of sustained growth are required before management can determine the viability of the economic recovery in each of these regions.

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Commercial Real Estate. In Sacramento County, office vacancy is 17.8%, equal to one year ago, but up slightly from 17.6% at December 31, 2012; retail vacancy is 9.9%, an improvement from 10.5% one year ago and slightly better than 10.0% at the end of 2011; and industrial vacancy is 11.9%, up from 11.4% one year ago but an improvement from 12.4% at December 31, 2012. In Sonoma County, office vacancies are 23.5%, up from 22.5% from one year ago; retail vacancies are 5.5% and have improved quarterly from 7.7% one year ago; and industrial vacancies are 15.0%, and have increased each quarter since 12.2% one year ago. In Sacramento, absorption of commercial real estate was mixed, showing positive for retail and industrial and a small negative for office; overall, absorption was a plus 841,000 square feet for quarter ending March 31, 2012. Sonoma County, after four consecutive quarters of positive absorption, has had negative absorption in each of the past two quarters. In all of our markets, commercial lease rates, after declining through the end of 2011, showed slight increases in the second quarter of 2012.

Residential Real Estate. Residential real estate data is focused on California and the markets we serve, and is easiest measured by tracking foreclosure activity (number of filings and the number of closed foreclosures) and in home sales (median prices and asking prices). Positive trends continue in residential foreclosure activity, noted in reductions in the number of Default and Sales notices. Statewide, for the second quarter of 2012 (annualized), the number of default is less than half of the number filed in 2009, is 30% lower than 2010, and is 15% lower than 2011. Notice of sale filings are down by similar percentages. After steady drops in asking prices and median sales prices through March 31, 2012, these numbers increased in all three of our markets. Although not large (by dollars), the aggregate median sales prices increased 18% in our markets, and asking prices increased by 11%. Also, in Sacramento as of the end of June, the number of homes listed for sale represents less than one month of inventory.

Employment. After an increase in unemployment to 11.5% in California in the first quarter of 2012, it dropped to 10.4% at June 30, 2012; state unemployment remains above the national average. At the end of May 2012, and compared to one year ago, all three of our markets improved; Sacramento unemployment rate was reported to be 10.4%, Sonoma was reported to be 8.3% and Amador was reported to be 11.8%. In addition, job growth in California has been positive for each of the past four quarters, averaging 56,750 new jobs each quarter.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets increased to $589.7 million at June 30, 2012, compared to $581.5 million at December 31, 2011, and $569.7 million at June 30, 2011.

Net loans totaled $277.6 million at June 30, 2012, down from $293.7 million at December 31, 2011 and down from $316.9 million at June 30, 2011, with a significant portion of the decline from one year ago related to a decrease in nonperforming loans. Nonperforming loans decreased $11.6 million (52.0%) from $22.2 million at June 30, 2011 to $10.7 million at June 30, 2012. Nonperforming loans decreased $2.7 million (20.5%) from $13.4 million at December 31, 2011. Nonperforming loans as a percentage of loans and leases were 3.76% at June 30, 2012 compared to 4.46% at December 31, 2011 and 6.84% one year ago. The decrease in nonperforming loans was predominately the result of charge offs, payoffs and transfers to other real estate owned (“OREO”).

The loan portfolio at June 30, 2012 included: real estate loans of $232.0 million (80% of the portfolio), commercial loans of $37.2 million (14% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $14.8 million (6% of the portfolio). The real estate loan portfolio at June 30, 2012 includes: owner-occupied commercial real estate loans of $100.1 million (43% of the real estate portfolio), investor commercial real estate loans of $92.7 million (40% of the real estate portfolio), construction and land development loans of $10.2 million (4% of the real estate portfolio) and other loans, which consist of residential and multi-family real estate loans of $29.0 million (13% of the real estate loan portfolio).

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NPAs include nonperforming loans and leases, other real estate owned, and repossessed assets. Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $21.0 million at June 30, 2012 from $21.7 million at year end 2011 and from $25.5 million at June 30, 2011. The NPAs to total assets ratio stood at 3.57% at the end of June of this year, down from 3.73% six months earlier and 4.47% one year ago.

Loans measured for impairment decreased to $29.6 million at the end of June 2012, compared to $30.1 million at December 31, 2011, and $38.1 million a year ago. Much of this decrease relates to resolution of these loans though pay off, charge-off, sale or transfer to OREO. The provision for loan and lease losses for the second quarter of 2012 was $375,000 compared to $1.7 million for the second quarter of 2011. Net charge-offs in the second quarter of 2012 totaled $439,000 compared to $1.2 million in the second quarter of June 30, 2011.

The Company evaluates nonperforming loans, measures for impairment and assigns specific reserves when necessary. At June 30, 2012, specific reserves of $583,000 were recorded on nonperforming loans of $3.6 million that were considered impaired compared to $1.1 million on nonperforming loans of $7.8 million at December 31, 2011 and $560,000 on nonperforming loans of $4.9 million at June 30, 2011. In addition, there were 10 loans totaling $2.8 million, which are included in the $10.5 million of non-performing loans and leases, which have been modified and are considered troubled debt restructures at June 30, 2012. At June 30, 2011 there were sixteen loans totaling $7.8 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals. All of the loans and leases considered troubled debt restructures have been evaluated for impairment.

At June 30, 2012, the Company had twenty OREO properties totaling $10.4 million. This compares to one mobile home and 21 properties totaling $8.2 million at December 31, 2011 and sixteen properties totaling $3.2 million at June 30, 2011. During the second quarter of 2012, the Company sold two properties and a mobile home for a $39,000 net loss and added a single property with a fair value of $212,000.

The Company adjusted the balances on seven properties that had been obtained in prior quarters by $285,000 for which updated appraised values were received in the current quarter.  Of this adjustment, $216,000 was charged to OREO expense, $45,000 was an adjustment to receivables, and $24,000 was charged to the allowance for loan and lease loss.  At June 30, 2012 the OREO valuation allowance totaled $70,000.  This compares to a valuation allowance of $56,000 at December 31, 2011 and $68,000 at June 30, 2011.

Investment securities, which includes stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $228.1 million at June 30, 2012, up $12.3 million or 6% from $215.8 million at December 31, 2011 and up $54.2 million or 31% from $173.9 million at June 30, 2011. At June 30, 2012, the investment portfolio was comprised of 85% in mortgage-backed securities issued by government sponsored entities, 13% in obligations of states and political subdivisions and 2% in FHLB stock and corporate bonds.

At June 30, 2012, total deposits were $475.6 million, compared to $462.3 million at December 31, 2011 and $455.3 million one year ago. Core deposits grew 6% to $373.6 million at June 30, 2012 from $353.0 million at June 30, 2011 and 2% from $364.6 million at December 31, 2011. The Company considers all deposits except time deposits as core deposits.

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At June 30, 2012, noninterest-bearing demand deposits accounted for 29% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 11%, money market balances accounted for 28% and time certificates were 21% of total deposits. At June 30, 2011, noninterest-bearing demand deposits accounted for 28% of total deposits, interest-bearing demand accounts were 10%, savings deposits were 10%, money market balances accounted for 30% and time certificates were 22% of total deposits.

Shareholders’ equity increased to $92.3 million at June 30, 2012 compared to $91.2 million at June 30, 2011 but decreased from $94.1 million at December 31, 2012. The increase from June 30, 2011 was driven by an increase in the unrealized gain on securities of $2.0 million and net income of $3.6 million that was partially offset by $4.2 million in reduction of common stock primarily due to shares of common stock repurchased under the Company’s 2012 Stock Repurchase Program (the “Repurchase Program”). The decrease in equity from December 31, 2011 was also related to the repurchases made under the Repurchase Program. During the second quarter of 2012, the Company repurchased 430,360 shares of its common stock under the Repurchase Program bringing the year to date total to 575,389 shares of common stock repurchased.

Net Interest Income

Second quarter 2012 net interest income was down 15% to $4.8 million from $5.7 million in the second quarter of 2011, and for the six months ended June 30, 2012, net interest income decreased 10% to $9.9 million from $10.9 million for the six months ended June 30, 2011. The net interest margin as a percentage of average earning assets was 3.93% in the second quarter of 2012, compared to 4.01% in the prior quarter and 4.58% in the second quarter of 2011. For the six months ended June 30, 2012, the net interest margin was 3.97% compared to 4.41% for the six months ended June 30, 2011. Interest income for the second quarter of 2012 decreased 16% to $5.3 million from $6.4 million for the second quarter of 2011 and for the six months ended June 30, 2012, interest income decreased 12% to $10.8 million from $12.3 million for the six months ended June 30, 2011. Interest expense for the second quarter of 2012 decreased 29% to $482,000 from $678,000 for the second quarter of 2011 and for the six months ended June 30, 2012 decreased 30% to $984,000 from $1.4 million for the six months ended June 30, 2011.

The average yield on earning assets declined from 5.13% in the second quarter of 2011 to 4.31% for the second quarter of 2012 and for the six months ended June 30, 2012, declined to 4.36% from 4.97% for the six months ended June 30, 2011. Much of the decline in yields can be attributed to the overall lower interest rate environment, a decrease in average loans and an increase in average balances of lower yielding investment securities. Although the foregone interest on nonaccrual loans decreased in the second quarter of 2012 compared to the second quarter of 2011, it continues to have an impact on the net interest margin. During the second quarter of 2012, foregone interest income on nonaccrual loans was approximately $200,000, compared to foregone interest of $465,000 during the second quarter of 2011. The foregone interest had a 16 basis point negative impact on the yield on earning assets during the second quarter of 2012 compared to a 37 basis point negative impact during the second quarter of 2011.

The average balance of earning assets increased slightly from $502.5 million in the second quarter of 2011 to $503.6 million in the second quarter of 2012 and for the six months ended June 30, 2012 increased 0.6% to $506.9 million from $503.8 million for the six months ended June 30, 2011. While the increase in average earning assets was minimal, there was a significant change in the mix of the assets as principal reductions from loan paydowns were invested into lower yielding investment securities. This mix change contributed to the decrease in the yield on earning assets mentioned above.

When compared to the second quarter of 2011, average loan balances were down 12% to $287.9 million for the second quarter of 2012 and for the six months ended June 30, 2012 also decreased 12% to $292.5 million. Although the Company has continued to generate new loans, the production of new loans has not kept pace with loan payoffs. Compared to the second quarter of 2011, average investment securities were up 24% to $215.9 million during the second quarter of 2012.

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The Company experienced a 2% increase in average deposits from $459.1 million during the second quarter of 2011 to $468.4 million during the second quarter of 2012 and for the six months ended June 30, 2012, increased 1% to $467.1 from $462.6 for the six months ended June 30, 2011. Average borrowings decreased slightly from $14.5 million during the second quarter of 2011 to $14.0 million during the second quarter of 2012 and for the six months ended June 30, 2012, decreased slightly to $14.8 million from $14.9 million for the six months ended June 30, 2011.

Noninterest Income and Expense

Noninterest income for the second quarter of 2012 was up 53% to $694,000 from $454,000 in the second quarter of 2011 and for the six months ended June 30, 2012, was up 56% to $1.4 million from $887,000 for the six months ended June 30, 2011. The increase in noninterest income on a quarter over quarter basis was primarily related to an increase in income from OREO properties, which was $229,000 as compared to none in the second quarter of 2011. On a year to date basis, the increase relates to increased OREO income and gains on sale of investment securities. Income from OREO properties was $392,000 in 2012 compared to none in 2011 and gains on sale of securities were $75,000 in 2012 and $27,000 in 2011. The increase in OREO property income was from rents received from foreclosed office buildings.

Noninterest expense for the second quarter of 2012 was down 4.0% to $4.1 million from $4.2 million in the second quarter of 2011 and was $8.2 million for the six months ended June 30, 2012 and 2011. While the total expense did not change significantly from period to period, OREO related expense decreased approximately 8% or $40,000 from the second quarter of 2011 to the second quarter of 2012 but increased 19% or $133,000 for the first six months in 2012 compared to the first six months in 2011. The Company experienced decreases in FDIC insurance expense of 72% or $101,000 from the second quarter of 2011 to the second quarter of 2012 and 48% or $257,000 for the first six months in 2011 to the first six months in 2012.

The fully taxable equivalent efficiency ratio for the second quarter of 2012 increased to 71.3% from 66.8% for the second quarter of 2011 and for the six months ended June 30, 2012, increased to 70.8% from 68.3% for the six months ended June 30, 2011. The primary reason for the increase in the efficiency ratio is driven by the reduction of net interest income.

Earnings Conference Call

The second quarter earnings conference call will be held Thursday, July 19, 2012 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and CEO, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2470 and entering the Conference ID 8692619#. A recording of the call will be available twenty-four hours after the call’s completion on http://amrb.podbean.com.

About American River Bankshares

American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of ARB] in Sonoma County and Bank of Amador [a division of ARB] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

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Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

# # #

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American River Bankshares

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30,	December 31,	June 30,
ASSETS	2012	2011	2011
Cash and due from banks	$35,257	$23,768	$35,048
Interest-bearing deposits in banks	1,000	1,250	2,249
Investment securities	228,149	215,814	173,934
Loans & leases:
Real estate	231,986	241,674	255,311
Commercial	37,237	42,108	47,844
Lease financing	1,312	1,725	2,270
Other	13,502	15,567	19,685
Deferred loan and lease origination fees, net	(231)	(302)	(362)
Allowance for loan and lease losses	(6,201)	(7,041)	(7,887)
Loans and leases, net	277,605	293,731	316,861
Bank premises and equipment, net	2,204	2,355	2,074
Goodwill and intangible assets	16,404	16,504	16,613
Other real estate owned, net	10,366	8,190	3,224
Accrued interest receivable and other assets	18,687	19,906	19,722
	$589,672	$581,518	$569,725

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$137,572	$133,440	$123,550
Interest checking	50,003	43,959	45,359
Money market	134,528	139,244	138,330
Savings	51,491	47,919	45,777
Time deposits	101,960	97,723	102,247
Total deposits	475,554	462,285	455,263
Short-term borrowings	2,000	5,000	7,000
Long-term borrowings	12,000	14,000	10,000
Accrued interest and other liabilities	7,776	6,134	6,275
Total liabilities	497,330	487,419	478,538
Total shareholders’ equity	92,342	94,099	91,187
	$589,672	$581,518	$569,725

Ratios:
Nonperforming loans and leases to total loans and leases	3.76%	4.46%	6.84%
Net chargeoffs to average loans and leases (YTD)	1.23%	1.29%	1.68%
Allowance for loan and lease losses to total loans and leases	2.18%	2.34%	2.43%

American River Bank Capital Ratios:
Leverage Capital Ratio	12.72%	12.34%	12.22%
Tier 1 Risk-Based Capital Ratio	21.65%	20.21%	19.17%
Total Risk-Based Capital Ratio	22.91%	21.47%	20.43%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	12.75%	13.09%	13.02%
Tier 1 Risk-Based Capital Ratio	21.70%	21.52%	20.39%
Total Risk-Based Capital Ratio	22.96%	22.78%	21.65%

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 American River Bankshares

 Condensed Consolidated Statements of Income (Unaudited)

 (Dollars in thousands, except per share data)

	Second	Second		For the Six Months
	Quarter	Quarter	%	Ended June 30,		%
	2012	2011	Change	2012	2011	Change
Interest income	$5,324	$6,367	(16.4)%	$10,834	$12,321	(12.1)%
Interest expense	482	678	(28.9)%	984	1,403	(29.9)%
Net interest income	4,842	5,689	(14.9)%	9,850	10,918	(9.8)%
Provision for loan and lease losses	375	1,700	(77.9)%	955	3,075	(68.9)%
Total noninterest income	694	454	52.9%	1,387	887	56.4%
Total noninterest expense	4,051	4,197	(3.5)%	8,163	8,248	(1.0)%
Income before provision for income taxes	1,110	246	351.2%	2,119	482	339.6%
Provision for income taxes	265	25	960.0%	562	55	921.8%
Net income	$845	$221	282.4%	$1,557	$427	264.6%

Basic earnings per share	$0.09	$0.02	350.0%	$0.16	$0.04	300.0%
Diluted earnings per share	$0.09	$0.02	350.0%	$0.16	$0.04	300.0%
Averarge diluted shares outstanding	9,532,203	9,857,493		9,682,877	9,856,074

Net interest margin as a percentage of average earning assets	3.93%	4.58%		3.97%	4.41%

Operating Ratios:
Return on average assets	0.58%	0.16%		0.54%	0.15%
Return on average equity	3.64%	0.97%		3.33%	0.95%
Return on average tangible equity	4.41%	1.19%		4.04%	1.17%
Efficiency ratio (fully taxable equivalent)	71.31%	66.81%		70.82%	68.32%

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 American River Bankshares

 Condensed Consolidated Statements of Income (Unaudited)

Trailing Four Quarters

(Dollars in thousands, except per share data)

	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter
	2012	2012	2011	2011
Interest income	$5,324	$5,510	$5,808	$6,070
Interest expense	482	502	565	640
Net interest income	4,842	5,008	5,243	5,430
Provision for loan and lease losses	375	580	—	550
Total noninterest income	694	693	471	750
Total noninterest expense	4,051	4,112	4,067	3,986
Income before provision for income taxes	1,110	1,009	1,647	1,644
Provision for income taxes	265	297	619	595
Net income	$845	$712	$1,028	$1,049

Basic earnings per share	$0.09	$0.07	$0.10	$0.11
Diluted earnings per share	$0.09	$0.07	$0.10	$0.11

Net interest margin as a percentage of average earning assets	3.93%	4.01%	4.24%	4.39%

Averarge diluted shares outstanding	9,532,203	9,833,550	9,862,310	9,858,878
Shares outstanding-end of period	9,328,481	9,742,634	9,890,909	9,890,909

Operating Ratios (annualized):
Return on average assets	0.58%	0.49%	0.70%	0.72%
Return on average equity	3.64%	3.03%	4.38%	4.53%
Return on average tangible equity	4.41%	3.67%	5.32%	5.53%
Efficiency ratio (fully taxable equivalent)	71.31%	70.33%	69.43%	62.93%

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American River Bankshares

Analysis of Net Interest Margin on Earning Assets

(Taxable Equivalent Basis)

(Dollars in thousands)

Three months ended June 30,	2012			2011
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$287,869	$4,238	5.92%	$327,169	$4,845	5.94%
Taxable investment securities	185,300	931	2.02%	156,264	1,351	3.47%
Tax-exempt investment securities	29,547	223	3.04%	17,187	221	5.16%
Corporate stock	9	4	178.75%	15	—	0.00%
Interest-bearing deposits in banks	904	3	1.33%	1,870	5	1.07%
Total earning assets	503,629	5,399	4.31%	502,505	6,422	5.13%
Cash & due from banks	38,085			34,014
Other assets	46,801			41,981
Allowance for loan & lease losses	(6,333)			(7,817)
	$582,182			$570,683

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$181,611	$170	0.38%	$184,056	$281	0.61%
Savings	51,223	31	0.24%	45,770	50	0.44%
Time deposits	100,941	217	0.86%	103,118	261	1.02%
Other borrowings	14,000	64	1.84%	14,527	86	2.37%
Total interest bearing liabilities	347,775	482	0.56%	347,471	678	0.78%
Noninterest bearing demand deposits	134,611			126,163
Other liabilities	6,364			5,878
Total liabilities	488,750			479,512
Shareholders’ equity	93,432			91,171
	$582,182			$570,683
Net interest income & margin		$4,917	3.93%		$5,744	4.58%

Six months ended June 30,	2012			2011
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$292,485	$8,554	5.88%	$332,390	$9,842	5.97%
Taxable investment securities	184,138	1,970	2.15%	153,205	2,152	2.83%
Tax-exempt investment securities	29,179	449	3.09%	16,091	421	5.28%
Corporate stock	9	4	89.38%	21	—	0.00%
Interest-bearing deposits in banks	1,077	6	1.12%	2,058	11	1.08%
Total earning assets	506,888	10,983	4.36%	503,765	12,426	4.97%
Cash & due from banks	35,493			35,451
Other assets	46,439			42,207
Allowance for loan & lease losses	(6,657)			(7,787)
	$582,163			$573,636

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$182,653	$362	0.40%	$183,738	$576	0.63%
Savings	49,850	60	0.24%	45,800	104	0.46%
Time deposits	99,914	431	0.87%	105,033	543	1.04%
Other borrowings	14,797	131	1.78%	14,928	180	2.43%
Total interest bearing liabilities	347,214	984	0.57%	349,499	1,403	0.81%
Noninterest bearing demand deposits	134,690			127,980
Other liabilities	6,301			5,836
Total liabilities	488,205			483,315
Shareholders’ equity	93,958			90,321
	$582,163			$573,636
Net interest income & margin		$9,999	3.97%		$11,023	4.41%

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